CareView Communications, Inc. 10-Q

EXHIBIT 10.103

CONSULTING AGREEMENT

AGREEMENT by and between CareView Communications, Inc. (the “Company”) having its principal place of business at 405 State Highway 121 Bypass, Suite B240, Lewisville, Texas 75067 and Heartland Energy Partners, LLC, (the “Consultant”) having its principal place of business at 4601 N. Fairfax, Suite 110, Arlington, VA 22203. The Agreement will become effective upon the date of the signing of this Agreement by both parties (the “Effective Date”).

WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company’s business affairs on a non-exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

NOW THEREFORE, the parties agree as follows:

1.
Term: Twelve (12) months from the date that the Company is approved by the United State General Services Administration (“GSA”), however this Agreement may be cancelled by either party with 30 days written notice (the “Termination Date”).

2.
Nature of Services: The Company hereby engages the Consultant to render the services hereinafter described during the term hereof (it being understood and agreed that the Consultant is free to tender the same or similar services to any other entity selected by it that does not compete with the business of the Company):

Former VA Deputy Secretary Gordon Mansfield and Mr. John English will develop, coordinate, manage and execute a comprehensive strategy for the development of a working relationship with the Company and members of its VA team. Consultant will devise a strategy on several initiatives listed below within the Department of Veterans Affairs (VA), including the following:

●	Raise CareView Profile at the VA

This engagement will include the services of both John English and former VA Deputy Secretary Gordon Mansfield. Secretary Mansfield will provide the Company with the higher profile and credibility needed amongst VA/VHA leaders. Obvious efforts will be made within VHA amongst VISN leadership, Patient Care Services, Office of Disability and Medical Assessment, Office of Deputy Undersecretary for Health of Policy and Services, and the VHA Undersecretary’s office. It is important to garner additional exposure within program offices and mid-level management who are both stationed in the field and at central office in Washington.

●	Expand on Current VA Footprint

Secretary Mansfield and Mr. English will work with the Company to develop a strategy based on the existing VA footprint in Arkansas to not only raise the profile, but to also raise awareness within VA of the value that the Company will bring in the area of patient safety with the minimization of falls. In addition to meetings, additional awareness should be made through the development of white papers, which will be distributed amongst VA management highlighting the Company offerings. The Veteran Service Organizations should also be an important component of the efforts to raise awareness regarding the Company’s ability to increase patient safety within the individual medical center.

●	Meetings

Secretary Mansfield and Mr. English will utilize their contacts within the VA stakeholder community to garner the audience and exposure needed to accomplish the goals set out by the Company. It is important to note, that Mr. Mansfield and Mr. English do not view their role as strictly door openers to schedule an abundant amount of meetings. Rather, they should be viewed as a collaborative partner with the Company to assist with formulating a comprehensive strategy and the execution of that strategy with the purpose of reaching goals and objectives. The introduction of the Company to these senior leaders with subsequent follow-up meetings will be a top priority. We recommend the following initial meetings:

o	Targeted VISN Directors
o	Undersecretary of VHA
o	Deputy Undersecretary of VHA for Health of Policy and Services
o	Office of Disability and Medical Assessment
o	Patient Care Services
o	Hospital Executive Leadership

3.
Responsibilities of the Company: The Company shall provide the Consultant with all public, non-private financial and business information about the Company as reasonably requested by the Consultant in a timely manner. In addition, executive officers, management and directors of the Company shall make themselves available for personal consultations either with the Consultant and/or third party designees, subject to reasonable prior notice, pursuant to the request of the Consultant.

4.	Compensation: For corporate finance, business development, strategic planning, investor relations, and other consulting work, the Company agrees to pay and/or issue to the Consultant the following:

(a)
Cash Fee – A monthly cash fee of US$10,000, the first payment of which is due within ten (10) business days after receiving GSA approval, with subsequent monthly payments due thereafter for the duration of the Agreement unless terminated.

(b)
Warrants – A one-time issuance of five-year warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to the ten (10) day average closing price ending on the day before the Effective Date; provided however in no event shall the exercise price be lower than $1.50 per share. The warrants will vest on the following schedule: Commencing on or near the date of the GSA approval, every ninety (90) days thereafter the Company and the Consultant shall meet to discuss the effectiveness of Consultant’s services. Said performance will then be evaluated and the vesting of warrants shall be determined at the sole discretion of Steve Johnson and the Board of Directors. Should the Agreement be terminated, any warrants not yet vested will be cancelled.

5.
Expenses: The Company shall reimburse the Consultant for actual out-of pocket expenses incurred by the Consultant in connection with the performance by the Consultant of its duties hereunder. The Consultant shall not incur any expenses over $500.00 without obtaining prior written approval from the Company.

6.
Complete Agreement: This Agreement contains the entire Agreement between the parties with respect to the contents hereof supersedes all prior agreements and understandings between the parties with the respect to such matters, whether written or oral. Neither this Agreement, nor any term or provisions hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

7.	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one Agreement.

8.
Disclosure: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant, unless required by law or statute or any court, governmental or regulatory agency. All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided however that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. “Non-public information” shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant on a non-confidentiality basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

9.
Notice: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

If to the Consultant:

Heartland Energy Partners, LLC
4601 N. Fairfax, Suite 110
Arlington, VA 22203
Attention: John English

If to the Company:

CareView Communications, Inc.
405 State Highway, Suite B240
Lewisville, Texas 75067
Attention: Steve Johnson

10.	Severability: If any provision of this Agreement is held invalid, illegal or unenforceable,

	(a)	the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way; and

(b)
the parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

11.	Assignments and Delegations:

(a)
No Assignments By Consultant. The Consultant may not assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the Company. The Company may withhold consent for any or no reason in its sole and absolute discretion. All assignments of rights are prohibited under this subsection, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner.

	(b)	No Delegations By Consultant. The Consultant may not delegate any performance under this Agreement.

	(c)	Ramifications of Purported Assignment or Delegation. Any purported assignment of rights or delegation of performance in violation of this Section is void.

12.
Choice of Law: The laws of the State of Texas govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance, and enforcement.

13.
Designation of Forum: Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the North District of Texas or in any court of the State of Texas sitting in Denton County.

14.	Waiver of Right to Contest Jurisdiction: Each party waives, to the fullest extent permitted by law,

(a)
any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Texas sitting in Denton County, or the United States District Court for the North District of Texas; and

	(b)	any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

15.	Submission to Jurisdiction: Each party to this Agreement submits to the nonexclusive jurisdiction of

	(a)	the United States District Court for the North District of Texas and its appellate courts, and

	(b)	any court of the State of Texas sitting in Denton County and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Agreement.

16.
Complete Agreement: This Agreement constitutes the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, neither party has relied upon any statement, representation, warranty, or agreement of the other party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than those expressly stated in this Agreement.

17.	Amendments: The parties may amend this Agreement only by a written agreement of the parties that identifies itself as an amendment to this Agreement.

18.	Miscellaneous:

(a)
All final decisions with the respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and the Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

(b)
The Consultant shall render the services pursuant to this agreement in compliance with the rules and policies of the NASDAQ, or such other stock exchange as the Company’s shares may be listed on from time to time.

Agreed and accepted on April 29, 2012 by and between:

CareView Communications, Inc.	Heartland Energy Partners, LLC

/s/Steven Johnson	/s/John English
Steve Johnson, President	John English, Managing Member